Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 30, 2009	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2009

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2009.

The reported results include the operations of Memphis Motorsports Park, which is classified as held for sale pending the completion of the previously announced sale to Gulf Coast Entertainment, LLC for $10 million in cash and a two percent non-dilutable interest in Gulf Coast Entertainment. The sale is expected to be completed during the second quarter of 2009.

Revenues for the quarter were $85,000 compared with $2,512,000 in the first quarter of 2008. Operating and marketing expenses were $2,199,000 in the first quarter of 2009 compared to $4,610,000 for the comparable prior year period. No major events were promoted during the first quarter of 2009. The NASCAR Nationwide Series event at Nashville Superspeedway run in March of 2008 was run in April of 2009.

Net interest expense decreased by $290,000 in the first quarter of 2009 due to lower average interest rates.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. Loss before income tax benefit for the quarter ended March 31, 2009 was $7,517,000 compared with $7,997,000 in the first quarter of 2008.

The effective income tax rate for the first quarter of 2009 was 37.6% compared with 48.1% in the prior year. The decrease in the effective income tax rate was primarily the result of a reduction in our combined effective state income tax rate for the current quarter.

Net loss for the quarter ended March 31, 2009 was $4,688,000 or $.13 per diluted share compared with a loss of $4,148,000 or $.12 per diluted share for the comparable period of the prior year.

Cash flow provided by operations was $2,332,000 for the first quarter of 2009 compared to $2,624,000 for the first quarter of 2008. Capital spending was $699,000 in the first quarter of 2009 compared with $1,598,000 in the first quarter of 2008. The majority of the capital spending in both periods represents various phases of the Monster Makeover in Dover.

At March 31, 2009, the Company’s total indebtedness was $44,572,000 compared with $46,398,000 at March 31, 2008.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.01 per share. The dividend is payable on June 10, 2009 to shareholders of record at the close of business on May 10, 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of two of the premier sanctioning bodies in motorsports – NASCAR and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park near Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Admissions	$31	$800
Event-related	28	965
Broadcasting	—	709
Other	26	38

	85	2,512

Expenses:
Operating and marketing	2,199	4,610
General and administrative	3,058	3,167
Depreciation and amortization	1,565	1,662

	6,822	9,439

Operating loss	(6,737)	(6,927)

Interest income	4	31
Interest expense	(784)	(1,101)

Loss before income tax benefit	(7,517)	(7,997)

Income tax benefit	2,829	3,849

Net loss	$(4,688)	$(4,148)

Net loss per common share:
Basic	$(0.13)	$(0.12)

Diluted	$(0.13)	$(0.12)

Weighted average shares outstanding:
Basic	36,011	35,903
Diluted	36,011	35,903

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2009	March 31, 2008	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,138	$956	$288
Accounts receivable	3,349	5,127	1,950
Inventories	248	305	273
Prepaid expenses and other	2,351	3,142	1,697
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	11
Income taxes receivable	241	177	—
Deferred income taxes	100	196	152
Current assets held for sale	10,726	—	—

Total current assets	18,153	9,903	4,371

Property and equipment, net	134,087	159,142	144,684
Restricted cash	3,894	3,823	5,219
Other assets, net	542	1,531	594
Deferred income taxes	284	97	311

Total assets	$156,960	$174,496	$155,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$938	$2,938	$604
Accrued liabilities	2,253	2,690	2,767
Payable to Dover Downs Gaming & Entertainment, Inc.	5	40	—
Income taxes payable	—	—	159
Current portion of bonds payable	1,235	1,130	1,130
Deferred revenue	16,896	22,294	6,962
Current liabilities held for sale	2,865	—	—

Total current liabilities	24,192	29,092	11,622

Revolving line of credit	41,600	42,300	42,200
Bonds payable	1,737	2,968	2,971
Liability for pension benefits	2,662	805	2,555
Other liabilities	1,972	1,693	1,920
Non current income taxes payable	9,119	9,686	9,630
Deferred income taxes	13,145	16,651	16,834

Total liabilities	94,427	103,195	87,732

Stockholders’ equity:
Common stock	1,812	1,684	1,787
Class A common stock	1,851	1,952	1,851
Additional paid-in capital	100,591	99,911	100,539
Accumulated deficit	(39,421)	(31,197)	(34,366)
Accumulated other comprehensive loss	(2,300)	(1,049)	(2,364)

Total stockholders’ equity	62,533	71,301	67,447

Total liabilities and stockholders’ equity	$156,960	$174,496	$155,179

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Operating activities:
Net loss	$(4,688)	$(4,148)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,565	1,662
Amortization of credit facility fees	40	48
Stock-based compensation	142	160
Deferred income taxes	(2,483)	(3,426)
Changes in assets and liabilities:
Accounts receivable	(1,597)	(3,405)
Inventories	(56)	(120)
Prepaid expenses and other	(1,057)	(1,416)
Income taxes receivable/payable	(347)	(434)
Accounts payable	49	552
Accrued liabilities	(362)	(774)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	16	58
Deferred revenue	10,803	13,605
Other liabilities	307	262

Net cash provided by operating activities	2,332	2,624

Investing activities:
Capital expenditures	(699)	(1,598)
Restricted cash	1,325	346

Net cash provided by (used in) investing activities	626	(1,252)

Financing activities:
Borrowings from revolving line of credit	2,300	3,500
Repayments on revolving line of credit	(2,900)	(3,500)
Repayments of bonds payable	(1,129)	(111)
Dividends paid	(367)	(546)
Repurchase of common stock	(12)	(95)
Excess tax benefit on stock awards	—	9

Net cash used in financing activities	(2,108)	(743)

Net increase in cash and cash equivalents	850	629
Cash and cash equivalents, beginning of period	288	327

Cash and cash equivalents, end of period	$1,138	$956